EXHIBIT 10.3

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September 24, 2012, is by and among 2nd STORY SOFTWARE, INC., an Iowa corporation (the “Borrower”), TAXACT HOLDINGS, INC., a Delaware corporation (the “Parent”), the Domestic Subsidiaries of the Parent party hereto (together with the Parent, collectively, the “Guarantors”), the Lenders party hereto and RBS CITIZENS, N.A., as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Credit Parties have requested that the Lenders amend certain provisions of the Credit Agreement;

WHEREAS, the Borrower has informed the Administrative Agent that an event of default has occurred and is continuing due to the Borrower’s failure to comply with the reporting requirement set forth in Section 5.2(f) of the Credit Agreement for the Borrower’s fiscal year ended April 30, 2012 (the “Existing Default”); and

WHEREAS, the Lenders are willing to make such amendments to the Credit Agreement, in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT TO CREDIT AGREEMENT

1.1 Amendment to Section 1.1. Section 1.1 of the Credit Agreement is amended to modify or add (as the case may be) the following defined terms:

“Consolidated Interest Expense” shall mean, as of any date of determination for the prior four (4) consecutive fiscal quarter period ending on such date, all interest expense (including the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products) for such period of the Credit Parties and their Subsidiaries on a Consolidated basis. Notwithstanding the foregoing, for purposes of calculating Consolidated Interest Expense for the fiscal quarters ending June 30, 2012, September 30, 2012 and December 31, 2012, Consolidated Interest Expense shall be annualized during such fiscal quarters such that (a) for the calculation of Consolidated Interest Expense as of June 30, 2012, Consolidated Interest Expense for the fiscal quarter then ending will be multiplied by four (4), (b) for the calculation of Consolidated Interest Expense as of September 30, 2012, Consolidated Interest Expense for the two fiscal quarter period then ending will be multiplied by two (2) and (c) for the calculation of Consolidated Interest Expense as of December 31, 2012, Consolidated Interest Expense for the three fiscal quarter period then ending will be multiplied by one and one-third (1 1/3).

“Excess Cash Flow Period” shall mean the period beginning on July 1 of each year and ending on June 30 of the following year.

“Scheduled Funded Debt Payments” shall mean, as of any date of determination for the prior four (4) consecutive fiscal quarter period ending on such date, the sum of all regularly scheduled payments of principal on Funded Debt of the Credit Parties and their Subsidiaries on a Consolidated basis for the applicable period ending on the date of determination (including the principal component of payments due on Capital Leases during the applicable period ending on the date of determination). Notwithstanding the foregoing, for purposes of calculating Scheduled Funded Debt Payments for the fiscal quarters ending June 30, 2012, September 30, 2012 and December 31, 2012, Scheduled Funded Debt Payments shall be annualized during such fiscal quarters such that (a) for the calculation of Scheduled Funded Debt Payments as of June 30, 2012, Scheduled Funded Debt Payments for the fiscal quarter then ending will be multiplied by four (4), (b) for the calculation of Scheduled Funded Debt Payments as of September 30, 2012, Scheduled Funded Debt Payments for the two fiscal quarter period then ending will be multiplied by two (2) and (c) for the calculation of Scheduled Funded Debt Payments as of December 31, 2012, Scheduled Funded Debt Payments for the three fiscal quarter period then ending will be multiplied by one and one-third (1 1/3).

1.2 Amendment to Section 2.7(a). The third sentence of Section 2.7(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

To the extent that the Borrower elects to prepay the Term Loans, amounts prepaid under this Section shall be applied as follows: (i) Term Loan prepayments made during the period commencing January 1 and ending June 30 shall be applied (A) first, to the scheduled principal installments payable during the Excess Cash Flow Period in which such Term Loan prepayments are made in direct order of maturity, (B) second, to the scheduled principal installments payable during the Excess Cash Flow Period immediately following the Excess Cash Flow Period in which such Term Loan prepayments are made in direct order of maturity and (C) third, to the remaining principal installments thereof in inverse order of maturity and (ii) Term Loan prepayments made during the period commencing July 1 and ending December 31 shall be applied to the remaining principal installments thereof in inverse order of maturity; provided, however, that notwithstanding the foregoing, (x) any prepayments made during the month in which a scheduled payment of the Term Loans is due shall, at the election of the Borrower, be applied to the scheduled payment of the Term Loans due on the last day of such month and (y) no more than four scheduled amortization payments may be prepaid in any Excess Cash Flow Period. All prepayments of the Term Loans shall be applied to the Term Loans of the Term Loan Lenders in accordance with their respective Term Loan Commitment Percentages.

1.3 Amendment to Section 2.7(b). Section 2.7 of the Credit Agreement is hereby amended in the following respects:

(a) Section 2.7(b)(iv) is hereby amended and restated in its entirety to read as follows:

(iv) [reserved].

(b) Section 2.7(b)(v) is hereby amended and restated in its entirety to read as follows:

(v) Excess Cash Flow. Beginning with the Excess Cash Flow Period ending June 30, 2013 and each Excess Cash Flow Period thereafter, within sixty (60) days after the end of each Excess Cash Flow Period, if the Borrower’s Total Leverage Ratio as of the end of such Excess Cash Flow Period is (A) greater than or equal to 2.50 to 1.0, the Borrower shall prepay the Loans in an aggregate amount equal to 75% of the Excess Cash Flow for such Excess Cash Flow Period (such prepayments to be applied as set forth in clause (vii) below) minus voluntary prepayments of the Term Loan during such Excess Cash Flow Period (excluding any voluntary prepayment used to make Scheduled Funded Debt Payments in such Excess Cash Flow Period), (B) less than 2.50 to 1.0 but greater than or equal to 2.0 to 1.0, the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Excess Cash Flow for such Excess Cash Flow Period (such prepayments to be applied as set forth in clause (vii) below) minus voluntary prepayments of the Term Loan during such Excess Cash Flow Period (excluding any voluntary prepayment used to make Scheduled Funded Debt Payments in such Excess Cash Flow Period) and (C) less than 2.0 to 1.0, then no annual Excess Cash Flow prepayment shall be required.

1.4 Amendment to Section 5.1(a). Section 5.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a) Annual Financial Statements. As soon as available and in any event no later than ninety (90) days (or with respect to the fiscal year ending April 30, 2012, one hundred twenty (120) days) after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Parent and its Subsidiaries for such year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification; provided however, that (i) the audited financial statements for the fiscal year ending December 31, 2012 shall only be required to include information for the period from May 1, 2012 through December 31, 2012 and (ii) the Borrower shall deliver company prepared financial statements for the period beginning January 1, 2012 and ending on December 31, 2012;

1.5 Amendment to Section 5.1(b). Section 5.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Quarterly Financial Statements. As soon as available and in any event no later than forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower (beginning with the fiscal quarter ending September 30, 2012), a copy of the Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such period and related Consolidated statements of income and of cash flows for the Parent and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments) and including management discussion and analysis of operating results inclusive of operating metrics in comparative form; provided however, that a management discussion and analysis of operating results shall not be required so long as the ultimate parent company of the Borrower is filing a Form 10-Q with the SEC (or any successor or analogous Governmental Authority) and the Borrower’s operations are reported as a material segment by its ultimate parent company; and

1.6 Amendment to Section 5.1(c). Section 5.1(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c) Annual Operating Budget and Cash Flow. No later than December 15 of each fiscal year, a copy of the detailed annual operating budget or plan including a balance sheet and cash flow projections of the Parent and its Subsidiaries for the next four fiscal quarter period prepared on a monthly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

1.7 Amendment to Section 5.2. Section 5.2(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(f) Calculations. Within (i) sixty (60) days after the end of each Excess Cash Flow Period, a certificate containing a calculation of Excess Cash Flow and (ii) ninety (90) days after the end of each fiscal year of the Borrower, a certificate containing information including the amount of all Restricted Payments, Investments (including Permitted Acquisitions), Asset Dispositions, Capital Expenditures and Debt Issuances that were made during the prior fiscal year and amounts received in connection with any Extraordinary Receipt during the prior fiscal year.

1.8 Amendment to Section 5.9. Section 5.9 of the Credit Agreement is hereby amended in the following respects:

(a) The grid contained in Section 5.9(a) is hereby amended and restated in its entirety to read as follows:

Period	Ratio
Closing Date through and including July 31, 2012	3.25 to 1.00
August 1, 2012 through and including March 31, 2013	3.00 to 1.00
April 1, 2013 through and including December 31, 2013	2.75 to 1.00
January 1, 2014 through and including June 30, 2014	2.50 to 1.00
July 1, 2014 through and including March 31, 2015	2.25 to 1.00
April 1, 2015 and thereafter	2.00 to 1.00

(b) The grid contained in Section 5.9(b) is hereby amended and restated in its entirety to read as follows:

Period	Ratio
Closing Date through and including June 30, 2015	1.75 to 1.00
July 1, 2015 and thereafter	1.60 to 1.00

(c) The grid contained in Section 5.9(c) is hereby amended and restated in its entirety to read as follows:

Period	Amount
Closing Date through April 30, 2012	$500,000
Fiscal Year ending December 31, 2012	$2,000,000
Fiscal Year ending December 31, 2013	$2,000,000
Fiscal Year ending December 31, 2014	$2,000,000
Fiscal Year ending December 31, 2015	$2,000,000
January 1, 2016 through the Maturity Date	$1,500,000

ARTICLE II

LIMITED WAIVER

2.1 Limited Waiver of Existing Defaults. Notwithstanding the provisions of the Credit Agreement to the contrary, the Lenders hereby waive the Existing Default.

2.2 Effectiveness of Waiver. This waiver shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach or Default other than as specifically waived herein nor as a waiver of any breach or Default of which the Lenders have not been informed by the Borrower, (b) affect the right of the Lenders to demand compliance by the Borrower with all terms and conditions of the Credit Agreement, except as specifically modified or waived by this waiver, (c) be deemed a waiver of any transaction or future action on the part of the Borrower requiring the Lenders’ or the Required Lenders’ consent or approval under the Credit Agreement, or (d) except as waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Credit Document, whether arising as a consequence of any Default or Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

3.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):

(a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties, each of the Lenders and the Administrative Agent.

(b) Default. After giving effect to this Amendment, no Default or Event of Default shall exist.

(c) Excess Cash Flow. The Administrative Agent shall have received the Excess Cash Flow payment for the period from the Closing Date to July 31, 2012 as required (and calculated) pursuant to Section 2.7(b)(iv)(2) of the Credit Agreement (prior to giving effect to this Amendment).

(d) Annual Certificate. The Administrative Agent shall have received the certificate required by Section 5.2(f) of the Credit Agreement (prior to giving effect to this Amendment); provided that the Borrower shall not be required to deliver an Excess Cash Flow calculation for the period beginning with the Closing Date and ending on April 30, 2012.

(e) Financial Statements. The Administrative Agent shall have received (i) the annual audited financial statements for the fiscal year ended April 30, 2012 as required pursuant to Section 5.1(a) of the Credit Agreement (prior to giving effect to this Amendment) and (ii) the quarterly unaudited financial statements and related financial covenant calculations for the fiscal quarter ended July 31, 2012 as required pursuant to Section 5.1(b) of the Credit Agreement (prior to giving effect to this Amendment).

(f) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

ARTICLE IV

MISCELLANEOUS

4.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:

(a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d) The representations and warranties set forth in Article III of the Credit Agreement are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f) Except as specifically provided in this Amendment, the Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

4.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

4.5 Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.

4.6 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

4.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.

4.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.

4.9 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.10 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.11 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

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IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	2nd STORY SOFTWARE, INC.,
an Iowa corporation

	By:	/s/ William Ruckelshaus
	Name:	William Ruckelshaus
	Title:	Chief Executive Officer

GUARANTORS:	TAXACT HOLDINGS, INC.,
a Delaware corporation

	By:	/s/ William Ruckelshaus
	Name:	William Ruckelshaus
	Title:	Chief Executive Officer

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ADMINISTRATIVE AGENT:	RBS CITIZENS, N.A., as Administrative Agent

	By:	/s/ William E. Rurode, Jr.
	Name:	William E. Rurode, Jr.
	Title:	Senior Vice President

LENDER:	RBS CITIZENS, N.A., as a Lender

	By:	/s/ William E. Rurode, Jr.
	Name:	William E. Rurode, Jr.
	Title:	Senior Vice President

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Cheryl L. Ebner
	Name:	Cheryl L. Ebner
	Title:	Senior Vice President

Bellevue Commercial Banking
MAC P6478-060
205 108th Avenue NE, Suite 600
Bellevue, WA 98004
Tel: 425.450.8218
Fax: 866.674.6016

LENDER:	BMO HARRIS FINANCING, INC., as a Lender
	By:	/s/ Gregory F. Tomczyk
	Name:	Gregory F. Tomczyk
	Title:	Vice President

LENDER:	BANK OF AMERICA, N.A., as a Lender
	By:	/s/ Amanda Peters
	Name:	Amanda Peters
	Title:	Senior Vice President

LENDER:	SILICON VALLEY BANK, as a Lender
	By:	/s/ Kurt Nichols
	Name:	Kurt Nichols
	Title:	RM II